Exhibit 10.7

EQUITRANS MIDSTREAM CORPORATION
EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 1.                                           Incentive Plan Purposes.  The main purposes of the Equitrans Midstream Corporation (the “Company”) Executive Short-Term Incentive Plan (the “Plan”) are to maintain a competitive level of total cash compensation by providing the Company’s executive employees with an opportunity to earn incentives based upon the achievement of performance goals over a specified performance period (the “Performance Period”) and to align the interests of the Company’s executive employees with those of the Company’s shareholders and customers and with the strategic objectives of the Company.

Section 2.                                           Effective Date.  The effective date of this Plan is November 12, 2018.  The Plan will remain in effect until formally amended or terminated in writing by the Company’s Board of Directors (the “Board”) or the Management Development and Compensation Committee of the Board of Directors (the “Committee”) and as provided in Section 14 or the occurrence of a Change of Control as provided in Section 11.

Section 3.                                           Eligibility.

(a)                                 All executive officers of the Company shall be eligible to participate in the Plan.

(b)                                 The Committee may designate any other employee for participation in the Plan in its complete and sole discretion.  Eligible employees who are designated to participate in the Plan for any Performance Period will be notified in writing of their participation.

Section 4.                                           Administration of the Plan.  The Plan shall be administered by the Committee.  On an annual or periodic basis, the Committee shall designate the participants and determine the Performance Goals, as defined in Section 5 of the Plan, and the Incentive Targets, as defined in Section 6 of the Plan.  Prior to payment of any Incentive Awards, the Committee shall certify in writing that the Performance Goals and other material terms were satisfied, which writing may include meeting minutes of the Committee.  The Committee shall also review and approve any proposed amendments to the Plan throughout the Performance Period.

Section 5.                                           Performance Goals.

(a)                                 Each participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the subject Performance Period.  These Performance Goals will support the business of the Company, affiliate or business unit, as applicable, and be based upon the specific performance measures established by the Committee for the Performance Period.

(b)                                 A copy of each participant’s Performance Goals shall be determined in writing by the Committee not later than 90 days after the commencement of the Performance Period to which they relate; provided that in no event will Performance Goals be established after 25 percent of the Performance Period has elapsed or when the outcome of such Performance Goals is no longer substantially uncertain.

(c)                                  The Performance Goals determined by the Committee will be objectively determinable goals, which goals may (but shall not be required to be) based (without limitation) upon one or more of the following performance measures:

•                                          earnings per share or unit

•                                          revenue

•                                          expenses

•                                          return on equity

•                                          return on total capital

•                                          return on assets

•                                          earnings (such as net income, EBIT and similar measures)

•                                          cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures)

•                                          share or unit price

•                                          economic value added

•                                          debt reduction

•                                          gross margin

•                                          operating income

•                                          volumes metrics (such as volumes transported and similar measures)

•                                          land metrics (such as acres acquired, land permitted, land cleared and similar measures)

•                                          operating efficiency metrics (such as unit operating expense measures, general & administrative expense (“G&A”) per Mcf, G&A per customer and other G&A metrics, unit gathering and compression expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime, days from completed well to flowing gas and similar measures)

•                                          construction efficiency metrics (such as timely completion, cost within budget and similar measures)

•                                          gas storage metrics (such as lease acquisition and divestitures)

•                                          customer service measures (such as wait time, on-time service, calls answered and similar measures)

•                                          closing of a transaction

•                                          safety and environmental performance

•                                          total shareholder or unitholder return

(d)                                 The Performance Goals may be based either on the performance of the Company, a subsidiary or subsidiaries or other affiliates, any branch, department, business unit, or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other comparative measure selected by the Committee before, at, or after the time of making an Incentive Award.  Performance Goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, or otherwise, in any such case that the Committee deems appropriate.  Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

(e)                                  When the Performance Goals are determined by the Committee, the Committee shall specify the manner in which the level of achievement of the Performance Goals shall be calculated and the weighting assigned to the Performance Goals.  In addition, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any of its affiliates conducts its business has occurred, or other events or circumstances have rendered performance goals to be unsuitable or otherwise appropriate for adjustment, the Committee may modify such performance goals, in whole or in part, as the Committee deems appropriate.

Section 6.                                           Section Incentive Targets and Awards.

(a)                                 Incentive compensation targets (“Incentive Targets”) shall be determined by the Committee in writing not later than 90 days after the commencement of each Performance Period (and provided that not more than 25 percent of the Performance Period has elapsed).  The Incentive Targets shall be based upon the level of achievement of the Performance Goals.  Incentive Targets may be expressed as a range of outcomes, such as “threshold,” “target” and “maximum,” based on the level of achievement of the Performance Goals.

(b)                                 Incentive awards (“Incentive Awards”) may be earned by participants during a Performance Period; provided, however, that payment of any Incentive Award under the Plan to a participant (i) shall be contingent upon the attainment of the Performance Goals established by the Committee for the Performance Period and (ii) may not exceed the participant’s maximum Incentive Target established for the actual level of achievement attained.

(c)                                  The Committee shall have no discretion to increase any Incentive Award that would otherwise be payable based upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Award payable to any other participant.

(d)                                 The maximum aggregate Incentive Award payable to any participant for any calendar year is $5,000,000.

(e)                                  Except as provided in Section 7 of the Plan, Incentive Awards shall be paid in cash no later than 2 1/2 months after the end of a Performance Period in which the right to payment is no longer subject to a substantial risk of forfeiture; provided, further, that the

Committee has determined and certified in writing the extent to which the Performance Goals have been attained and the Incentive Awards have been earned.

Section 7.                                           Form of Payment.  The Committee may, in its discretion, determine to satisfy, in whole or in part, an obligation for any Incentive Award by issuing, in substitution for a cash payment, shares of Company common stock having a fair market value (measured as of the date of the Committee’s determination of the payment amount) equal to the cash payment, under and pursuant to the terms of the Company’s 2018 Long-Term Incentive Plan, or any successor or substitute plan.

Section 8.                                           Impact on Benefit Plans.  Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans or as otherwise determined by the Committee.

Section 9.                                           Tax Consequences.

(a)                                 It is intended that nothing in this Plan shall cause the participants in the Plan to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Code.  The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with such intent.

(b)                                 It is intended that the Incentive Awards payable under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Incentive Award is not warranted or guaranteed.  None of the Company, its affiliates and their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the Plan or any Incentive Award.

(c)                                  Notwithstanding anything in the Plan to the contrary, to the extent that any Incentive Award would constitute nonexempt “deferred compensation” for purposes of Section 409A of the Code and would be payable or distributable under the Plan by reason of the occurrence of a Change of Control, or the participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the participant by reason of such circumstance unless the circumstances giving rise to such Change of Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Incentive Award upon a change of control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any Incentive Award, such Incentive Award shall be made on the payment date that would have applied absent such designated event or circumstance.

(d)                                 Notwithstanding anything in the Plan to the contrary, to the extent that any Incentive Award would constitute nonexempt “deferred compensation” for purposes of Section

409A of the Code and would otherwise be payable under this Plan by reason of a participant’s separation from service during a period in which the participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4) (vi) (payment of employment taxes):  (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the participant’s separation from service (or, if the participant dies during such period, within 30 days after the participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

Section 10.                                    Change of Status.  In making decisions regarding employees’ participation in the Plan, the Committee may consider any factors that they may consider relevant.  The following guidelines are provided as general guidelines regarding employee status changes:

(a)                                 New Hire,  Transfer,  Promotion.  A newly hired executive officer whose hire date is during the first 90 day period of a Performance Period (and when not more than 25 percent of the Performance Period has elapsed) will participate in the Plan and be eligible for an Incentive Award as determined by the Committee, unless otherwise specified in the employment offer.  An employee who is promoted or transferred during the first 90 day period of a Performance Period (and when not more than 25 percent of the Performance Period has elapsed) to a position qualifying for participation may be recommended for a pro rata Incentive Award under the Plan based on the level of participation in his or her previous annual or other incentive program(s) and the percentage of the Performance Period the employee is in the participating position under this Plan.  This includes employees who leave positions that qualify for incentive payments in other Company business segments.  These potential payments shall be considered when determining the employee’s Incentive Target and Incentive Award under this Plan; provided, however, that no amounts of deferred compensation under other plans and arrangements may be substituted for or in respect of amounts payable under the Plan.

(b)                                 Demotion.  No Incentive Award shall be paid to an employee who has been demoted during a Performance Period because of performance.  If the demotion is due to an organizational change, a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

(c)                                  Termination.  No Incentive Award shall be paid to any employee whose services are terminated during a Performance Period for cause including:  (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform his assigned duties or (iii) a violation of any express significant policies of the Company.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award.  Notwithstanding the foregoing, a participant who at the time of his termination was an executive officer shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly-held meeting of the Board finding that, in the good faith opinion of the Board, the participant is guilty of the conduct set forth above.

(d)                                 Resignation.  No Incentive Award shall be paid to an employee who resigns for any reason before Incentive Awards are paid; provided, however, if the employee has voluntarily terminated his or her employment with the Company’s consent, all or any portion of the Incentive Award may be made in the discretion of the Company, provided the employee otherwise qualifies for payment of an Incentive Award.

(e)                                  Death and Disability.  An employee whose status as an active employee is changed during a Performance Period for any reason other than the reasons cited above, including termination for death or disability, may be considered for a pro rata or full payment of an Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award.  In the event that an Incentive Award is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee’s estate.

Nothing in the Plan or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company, its affiliates or any business unit.  In the event any payments are made under the guidelines provided in this Section 10, the timing of such payments shall be in accordance with the provisions of Section 6(e) or, if applicable, Sections 9(c)-(d).

Section 11.                                    Change of Control.  In the event of a Change of Control of the Company, as then defined under the Company’s 2018 Long-Term Incentive Plan, or its successor, whichever is in effect at that time, the Performance Period shall end on the date of the Change of Control, the Performance Goals shall be deemed to have been achieved for the pro-rata portion of the Performance Period that elapsed through the date of the Change of Control, at target levels or, if actual performance is greater, at actual levels.  In such event, any Incentive Awards earned shall be paid to participants on a pro-rata (or, in the discretion of the Committee, full) basis in accordance with the provisions of Section 6(e) or, if applicable, Sections 9(c)-(d), but subject to the Committee’s overall discretion as provided in Section 6(c).

Section 12.                                    Compensation Recoupment Policy.  Any Incentive Awards paid to participants hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to incentive compensation under this Plan.  In addition, the Committee may specify in an Incentive Award agreement that the participant’s rights, payments and benefits with respect to an Incentive Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Incentive Award.

Section 13.                                    Dispute Resolution.  The following is the exclusive procedure to be followed by all participants in resolving disputes arising from payments made under this Plan.  All disputes relative to a given Performance Period must be presented to the Company’s Chief Human Resources Officer (who will forward the dispute to the Committee) within thirty (30) days following the payment date of the Incentive Award for that Performance Period, or the participant’s right to dispute a payment will be irrevocably waived.  The employee with the concern must include a written statement setting forth in reasonable detail, the basis for the dispute, including, but not limited to, specific reference to the pertinent Plan and/or Incentive Award agreement provisions on which the dispute is based.  A decision will be rendered by the Committee within one hundred twenty (120) days of the Committee’s receipt of the dispute.  The Chairperson of the Committee will be responsible for preparing a written version of the decision.  The decision by the Committee regarding the matter is final and binding on all Plan participants.

Section 14.                                    Amendment or Termination of this Plan.  The Company’s Board of Directors and the Committee shall each have the right to amend or terminate the Plan at any time.  No employee or participant shall have any vested right, interest or entitlement to any Incentive Award hereunder prior to its payment.  The Company shall notify affected employees in writing of any amendment or Plan termination.